Exhibit 5.1
Greenberg Traurig, P.A.
401 E. Las Olas Blvd., Suite 2000
Fort Lauderdale, FL 33301
July 28, 2025
MiMedx Group, Inc.
1775 West Oak Commons Ct NE
Marietta, Georgia 30062
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to MiMedx Group, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the registration by the Company of an additional 7,950,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, issuable pursuant to the Company’s 2016 Equity and Cash Incentive Plan, as amended through June 18, 2025 (the “Plan”).
In so acting, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Company’s Articles of Incorporation, as amended and restated, (3) the Company’s By-laws, (4) the Plan, and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the Plan, will be validly issued, fully paid and non-assessable.
The opinions expressed herein are specifically limited to the corporate laws of the State of Florida and are as of the date hereof. We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Greenberg Traurig, P.A.
Greenberg Traurig, P.A.